Exhibit 99.1

COASTAL FINANCIAL CORPORATION ANNOUNCES SECOND QUARTER 2021 RESULTS

Company Release: July 27, 2021

Second Quarter 2021 Highlights:

•

Net income totaled $7.0 million for the quarter ended June 30, 2021, or $0.56 per diluted common share, an increase of 16.5% from $6.0 million, or $0.49 per diluted common share, for the quarter ended March 31, 2021.

•	Basic earnings per share increased 18.0%, and diluted earnings per share increased 15.9%, for the quarter ended June 30, 2021, compared to the quarter ended March 31, 2021.
•	Total deposits increased $130.0 million, or 7.8%, to $1.8 billion for the quarter ended June 30, 2021, compared to $1.67 billion at March 31, 2021.
•	Loan growth of $35.7 million, or 2.9%, excluding Paycheck Protection Program (“PPP”) loans during the quarter ended June 30, 2021.
•	CCBX relationships increased to 24 at June 30, 2021, compared to 21 at March 31, 2021.

Everett, WA – Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), the holding company for Coastal Community Bank (the “Bank”), today reported unaudited financial results for the quarter ended June 30, 2021.  Net income for the second quarter of 2021 was $7.0 million, or $0.56 per diluted common share, compared with net income of $6.0 million, or $0.49 per diluted common share, for the first quarter of 2021, and $3.7 million, or $0.30 per diluted common share, for the quarter ended June 30, 2020.

“The second quarter of 2021 ended with total assets of $2.01 billion, down just $22.2 million from March 31, 2021 despite $173.2 million in PPP loan forgiveness, pay-offs and principal paydowns during the quarter, and the payoff of $158.5 million in Paycheck Protection Program Liquidity Facility (“PPPLF”) borrowings that were obtained to help fund PPP loans.  Deposit growth was strong, increasing $130.0 million during the three months ended June 30, 2021.  Core deposits increased $133.3 million and represented 95.7% of total deposits as of June 30, 2021.   And to top it off, we were thrilled at the announcement that Coastal was again named one of the “Top 200 Community Banks” by American Banker for 2021, making this the third year in a row we have received this recognition.

“As a preferred Small Business Administration (“SBA”) lender, we worked with the SBA to provide financial assistance via PPP loans to existing and new small business customers as provided through the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”).   We diligently accepted and processed applications from the start of the first round of the program back in March of 2020 and until the latest round of PPP loans closed for applications on May 31, 2021.  We are proud to report that we funded a grand total of $763.9 million in PPP loans for small businesses in our communities during that time.

“We remain focused on our three-prong strategy for success and growth.  Our community bank, CCBX division, which provides Banking as a Service (“BaaS”) and CCDB division, our digital banking division, each play an integral role in the future success of our Company.  Our CCBX division has a total of 24 relationships as of June 30, 2021, an increase of 14 relationships compared to June 30, 2020.  CCBX generates additional fee and interest income for the Company by providing BaaS to broker dealers and digital financial service providers who offer their clients these banking services. During the quarter ended June 30, 2021, we were pleased with the growth in CCBX loans and deposits.  CCDB is our digital banking division, and we are excited to introduce our digital bank accounts later this year or early next year in collaboration with Google,” stated Eric Sprink, the President and CEO of the Company and the Bank.

Results of Operations

Net interest income was $18.6 million for the quarter ended June 30, 2021, an increase of $1.3 million, or 7.5%, from $17.3 million for the quarter ended March 31, 2021, and an increase of $4.6 million, or 33.0%, from $14.0 million for the quarter ended June 30, 2020.  The increase compared to the prior quarters ended March 31, 2021 and June 30, 2020 was largely related to increased interest income resulting from loan growth.  Average loans receivable for the three months ended June 30, 2021, was $1.75 billion, compared to $1.64 billion for the three months ended March 31, 2021, and $1.33 billion for the three months ended June 30, 2020.

Interest and fees on loans totaled $19.4 million for the three months ended June 30, 2021, compared to $18.2 million for the three months ended March 31, 2021 and $15.2 million for the three months ended June 30, 2020.  The increase in interest and fees on loans for the quarter ended June 30, 2021, compared to the quarters ended March 31, 2021 and June 30, 2020, was largely due to $692,000 and $2.1 million in increased interest income as a result of loan volume, compared to March 31, 2021 and June 30, 2020, respectively.  Also contributing to the increase was the recognition of interest and deferred fees on PPP loans which totaled $4.8 million for the three months ended June 30, 2021, compared to $4.4 million for the three months ended March 31, 2021, and $2.8 million for the three months ended June 30, 2020.

As of June 30, 2021, there were $398.0 million in PPP loans, compared to $543.8 million as of March 31, 2021, and $438.1 million as of June 30, 2020.  In the three months ended June 30, 2021, a total of $27.0 million in new PPP loans were generated and $173.2 million in PPP loans were forgiven or repaid.  Net deferred fees recognized on PPP loans contributed $3.6 million for the three months ended June 30, 2021, compared to $3.2 million for the three months ended March 31, 2021, and $1.9 million for the three months ended June 30, 2020.

As of June 30, 2021, $12.4 million in net deferred fees on PPP loans remains to be recognized in interest income along with interest on loans.  Net deferred fees on PPP loans are earned over the life of the loan, as a yield adjustment in interest income.  Forgiveness of principal, early paydowns and payoffs on PPP loans will increase interest income earned in those periods from the recognition of PPP deferred fees. PPP loans in round one and two were originated in 2020, and were predominately two year loans.  PPP loans in round three were originated in 2021 and are all five year loans.   The fees recognized on PPP loans originated in 2021 will be recognized over the term of the loan until forgiven or paid off.

Interest income from interest earning deposits with other banks was $74,000 at June 30, 2021, an increase of $4,000 due to higher balances compared to March 31, 2021, and a decrease of $56,000, as a result of lower interest rates, compared to June 30, 2020.

Interest expense was $959,000 for the quarter ended June 30, 2021, a $84,000 decrease from the quarter ended March 31, 2021 and a $474,000 decrease from the quarter ended June 30, 2020. Interest expense on interest bearing deposits decreased despite an increase of $45.0 million and $192.4 million in average interest bearing deposits for the quarter ended June 30, 2021 over the quarters ended March 31, 2021 and June 30, 2020, respectively, as a result of lower interest rates.  This contributed to our improved cost of deposits which decreased 17.5% and 59.5% for the three months ended June 30, 2021 when compared to the three months ended March 31, 2021 and June 30, 2020, respectively. Interest expense on borrowed funds was $331,000 for the quarter ended June 30, 2021, compared to $383,000 and $337,000 for the quarters ended March 31, 2021 and June 30, 2020, respectively.  The decrease in interest expense on borrowed funds from the quarters ended March 31, 2021 and June 30, 2020 is the result of a decrease in average PPPLF borrowings, which were paid off in full as of June 30, 2021.  PPPLF borrowings were obtained to provide liquidity to fund the three rounds of PPP loans.

Net interest margin decreased for the three months ended June 30, 2021 to 3.70%, compared to 3.76% and 3.78% for the three months ended March 31, 2021 and June 30, 2020, respectively.  The net interest margin will likely fluctuate over the near term as PPP loans originated in 2020 and 2021 are forgiven and paid off.  The decrease in net interest margin compared to the quarters ended March 31, 2021 and June 30, 2020 was largely a result of the low interest rate on PPP loans and lower interest rates on all other loans, especially variable rate loans.  Gross PPP loans averaged $509.3 million in for the quarter ended June 30, 2021, and have a contractual interest rate of 1.0%, and a yield of approximately 3.80% after considering the amortization of deferred PPP loan fees, for the quarter ended June 30, 2021.

Cost of funds decreased four basis points in the quarter ended June 30, 2021 to 0.20%, compared to the quarter ended March 31, 2021 and decreased 21 basis points from the quarter ended June 30, 2020. Cost of deposits for the quarter ended June 30,

2021 was 0.14%, a decrease of three basis points, or a 17.5% decrease, from 0.17% for the quarter ended March 31, 2021, and a 21 basis point decrease, or a 59.5% decrease, from 0.35% for the quarter ended June 30, 2020, largely due to the decrease in interest expense.  Deposit growth, primarily from CCBX, in noninterest bearing and low interest bearing accounts contributed to the reduced cost of funds in conjunction with rate reductions on deposits.  Noninterest bearing deposits increased $119.2 million, or 15.5%, and $324.1 million, or 57.5%, compared to the quarters ended March 31, 2021, and June 30, 2020, respectively.  Market conditions for deposits continued to be competitive during the quarter ended June 30, 2021; however, we have been able to keep cost of deposit down by increasing low interest bearing and noninterest bearing deposits and permitting high cost deposits to run-off when appropriate, such as when we are able to replace them with lower cost core deposits.

During the quarter ended June 30, 2021, total loans receivable decreased by $108.6 million, to $1.66 billion, compared to $1.77 billion for the quarter ended March 31, 2021.  Non-PPP loans increased $35.7 million, or 2.9%, for the quarter ended June 30, 2021, compared to the quarter ended March 31, 2021.  PPP loans decreased $145.8 million and totaled $398.0 million as of June 30, 2021 compared to March 31, 2021.  In the three months ended June 30, 2021, a total of $27.0 million in new PPP loans were generated and $173.2 million in PPP loans were forgiven or repaid during that same period.

Total yield on loans receivable for the quarter ended June 30, 2021 was 4.44%, compared to 4.51% for the quarter ended March 31, 2021, and 4.57% for the quarter ended June 30, 2020. The decrease in yield on loans receivable compared to the quarters ended March 31, 2021 and June 30, 2020 is attributed to the lower 1.0% rate that PPP loans earn and the downward repricing of our variable rate loans in the low interest rate environment established by the Federal Reserve Open Market Committee, which decreased the Fed funds rate in the first quarter of 2020. Although we have rate floors in place for $429.8 million, or 25.7%, in existing loans, the lowered rates may have a corresponding impact on yield on loans receivables and the net interest margin in future periods.  PPP loans reduced the yield on loans receivable* by 26 basis points for the quarter ended June 30, 2021.

Yield on loans receivable, excluding earned fees* approximated 3.46% for the quarter ended June 30, 2021, compared to 3.53% for the quarter ended March 31, 2021, and 3.91% for the quarter ended June 30, 2020. During the quarter ended June 30, 2021, the average balance of PPP loans was $509.3 million.  These loans bear a contractual rate of 1.0%, which negatively impacted the average yield on loans.  Excluding PPP loans from the calculation results in a yield on loans receivable of 4.65%* for the quarter ended June 30, 2021.  Also contributing to the reduction in yield is the current low-rate environment, which has resulted in lower rates on our variable rate loans and on new and renewing loans.

Return on average assets (“ROA”) was 1.36% for the quarter ended June 30, 2021 compared to 1.28% and 0.96% for the quarters ended March 31, 2021 and June 30, 2020, respectively.  ROA was impacted in the quarter ended June 30, 2020 by increased provision for loan losses due to the economic uncertainties of the COVID-19 pandemic and loan growth. Pre-tax, pre-provision ROA* was 1.87% for the quarter ended June 30, 2021, compared to 1.69% for the quarter ended March 31, 2021, and 1.72% for the quarter ended June 30, 2020.

During the first half of 2021, significant focus was placed on helping the small businesses in our communities through the third round of PPP loans, which ended on May 31, 2021.  The PPP loans originated in the first and second rounds during 2020 and in the third round in 2021 have had a significant impact on our financial statements.  These PPP loans will continue to impact our results in the future.  We continued to receive forgiveness payments from the SBA.  Throughout this earnings release, we will address the impact, to the extent possible, of these loans including borrowings received through PPPLF to help fund these loans and to aid in liquidity, in addition to earnings and expenses related to these activities.  Any estimated adjusted ratios that exclude the impact of this activity are non-GAAP measures.  For more information about non-GAAP financial measures, please see the end of this earnings release.

* A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.

The table below summarizes information about total PPP loans originated in 2020 and 2021.

	Total PPP Loan Origination
	Round 1 & 2 2020	Round 3 2021	Total
(Dollars in thousands; unaudited)
Loans Originated	$452,846	$311,012	$763,858
Deferred fees, net	12,933	13,334	$26,267

The table below summarizes key information regarding the PPP loans originated in 2020 as of the period indicated:

	Round 1 and 2 - Originated in 2020
	Original Loan Size
	As of and for the Three Months Ended June 30, 2021
	$0.00 - $50,000.00	$50,0000.01 - $150,000.00	$150,000.01 - $350,000.00	$350,000.01 - $2,000,000.00	> 2,000,000.01	Totals
(Dollars in thousands; unaudited)
Principal outstanding:
Existing customer	$6,333	$6,496	$12,864	$17,256	$27,852	$70,801
New customer	2,076	3,649	4,550	13,878	15,540	39,693
Total principal outstanding	8,409	10,145	17,414	31,134	43,392	110,494
Deferred fees outstanding	(227)	(214)	(333)	(351)	(145)	(1,270)
Deferred costs outstanding	128	30	27	15	2	202
Net deferred fees	$(99)	$(184)	$(306)	$(336)	$(143)	$(1,068)
Number of loans:
Existing customer	107	41	21	19	5	193
New customer	379	77	60	27	9	552
Total loan count	486	118	81	46	14	745
Percent of total	65.3%	15.8%	10.9%	6.2%	1.9%	100.0%

Forgiveness/Payoffs/Paydowns in Three Months Ended June 30, 2021
Dollars	$7,227	$15,346	$15,788	$41,375	$69,959	$149,695
Deferred fee recognized	104	370	425	613	358	1,870

The table below summarizes key information regarding the PPP loans originated in 2021 as of the period indicated:

	Round 3 - Originated in 2021
	Original Loan Size
	As of and for the Three Months Ended June 30, 2021
	$0.00 - $50,000.00	$50,0000.01 - $150,000.00	$150,000.01 - $350,000.00	$350,000.01 - $2,000,000.00	> 2,000,000.01	Totals
(Dollars in thousands; unaudited)
Principal outstanding:
Existing customer	$14,830	$33,279	$43,218	$106,856	$2,956	$201,139
New customer	13,735	15,541	22,804	34,325	-	86,405
Total principal outstanding	28,565	48,820	66,022	141,181	2,956	287,544
Deferred fees outstanding	(3,524)	(2,272)	(3,045)	(3,895)	(27)	(12,763)
Deferred costs outstanding	854	323	172	118	1	1,468
Net deferred fees	$(2,670)	$(1,949)	$(2,873)	$(3,777)	$(26)	$(11,295)
Number of loans:
Existing customer	724	362	187	133	1	1,407
New customer	838	181	100	51	-	1,170
Total loan count	1,562	543	287	184	1	2,577
Percent of total	60.6%	21.1%	11.1%	7.1%	0.0%	100.0%

First or Second Draw
First Draw	$9,881	$6,265	$2,728	$6,024	$2,956	$27,854
Second Draw	18,684	42,555	63,294	135,157	-	259,690

Forgiveness/Payoffs/Paydowns in Three Months Ended June 30, 2021
Dollars	$5,047	$8,402	$2,585	$7,433	$-	$23,467
Deferred fee recognized	586	433	259	407	2	1,687

The following table shows the Company’s key performance ratios for the periods indicated.  The table also includes ratios that were adjusted by removing the impact of the PPP loans as described above.  The adjusted ratios are non-GAAP measures.  For more information about non-GAAP financial measures, see the end of this earnings release.

	Three Months Ended					Six Months Ended
(unaudited)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	June 30, 2021	June 30, 2020

Return on average assets (1)	1.36%	1.28%	1.04%	0.95%	0.96%	1.31%	0.96%
Return on average equity (1)	18.60%	16.84%	13.36%	12.14%	11.37%	17.65%	10.03%
Pre-tax, pre-provision return on average assets (1)(2)	1.87%	1.69%	1.90%	1.72%	1.72%	1.78%	1.74%
Yield on earnings assets (1)	3.89%	3.99%	4.16%	3.93%	4.16%	3.94%	4.43%
Yield on loans receivable (1)	4.44%	4.51%	4.64%	4.33%	4.57%	4.47%	4.85%
Yield on loans receivable, excluding PPP loans (1)(2)	4.65%	4.78%	5.00%	4.78%	4.94%	4.71%	5.10%
Yield on loans receivable, excluding earned fees (1)(2)	3.46%	3.53%	3.66%	3.61%	3.91%	3.49%	4.40%
Yield on loans receivable, excluding earned fees and interest on PPP loans, as adjusted (1)(2)	4.42%	4.52%	4.65%	4.69%	4.84%	4.47%	4.96%
Cost of funds (1)	0.20%	0.24%	0.29%	0.33%	0.41%	0.22%	0.54%
Cost of deposits (1)	0.14%	0.17%	0.22%	0.27%	0.35%	0.16%	0.48%
Net interest margin (1)	3.70%	3.76%	3.89%	3.62%	3.78%	3.73%	3.93%
Noninterest expense to average assets (1)	2.65%	2.62%	2.35%	2.26%	2.34%	2.64%	2.71%
Efficiency ratio	58.69%	60.85%	55.26%	56.73%	57.66%	59.70%	60.80%
Loans receivable to deposits	92.03%	105.68%	108.85%	110.98%	110.77%	92.03%	110.77%

(1) Annualized calculations shown for quarterly periods presented.
(2) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.

Noninterest income was $4.8 million as of June 30, 2021, an increase of $1.8 million from $3.0 million as of March 31, 2021, and an increase of $3.3 million from $1.5 million as of June 30, 2020.  The increase in noninterest income over the quarter ended March 31, 2021 was due to a $1.3 million gain on the sale of the Freeland Branch, which closed on April 30, 2021, a $476,000 increase in BaaS fees, which includes interchange income of $110,000 compared to $35,000 as of March 31, 2021, a $209,000 increase in loan referral fees, which are earned when we originate a variable rate loan and arrange for the borrower to enter into an interest rate swap agreement with a third party to fix the interest rate for an extended period, partially offset by a $127,000 decrease in other income and a $99,000 decrease in gain on sale of loans.  The $127,000 decrease in other income was the result of a market adjustment associated with the purchase of $5.0 million in new bank owned life insurance (“BOLI”) during the quarter ended June 30, 2021. We expect that the BOLI policy will grow in value in future periods.  The $3.3 million increase in noninterest income over the quarter ended June 30, 2020 was primarily due to the $1.3 million gain on sale of the Freeland Branch, a $949,000 increase in BaaS fees, which includes $110,000 in interchange income, compared to zero interchange income at June 30, 2020, a $736,000 increase in loan referral fees, a $272,000 increase in deposit service charges and fees, primarily in point of sale and ATM fees, which were down in 2020 because of stay-at-home orders related to the COVID-19 pandemic, and a $101,000 increase in mortgage broker fees, partially offset by $90,000 decrease in other income, which is related to the market value adjustment paid on the BOLI purchased.

Our CCBX division continues to grow, and consists of 24 relationships, at varying stages, as of June 30, 2021, compared to 21 CCBX relationships at March 31, 2021 and ten CCBX relationships as of June 30, 2020, respectively.  As of June 30, 2021, we had twelve active CCBX relationships, three in friends and family/testing, seven relationships in onboarding/implementation, two signed letters of intent and a strong pipeline of potential new CCBX relationships.  The following table illustrates the activity and growth in CCBX for the periods presented:

	As of
	June 30, 2021	March 31, 2021	June 30, 2020	March 31, 2020
Active	12	10	3	2
Friends and family / testing	3	-	2	-
Implementation / onboarding	7	5	2	3
Signed letters of intent	2	6	3	2
Total CCBX relationships	24	21	10	7

Total noninterest expense increased to $13.7 million as of June 30, 2021, compared to $12.4 million as of March 31, 2021 and $8.9 million as of June 30, 2020. Increase in noninterest expense for the quarter ended June 30, 2021, as compared to the quarter ended March 31, 2021, was due to a $1.2 million increase in salaries and employee benefits which is related to the hiring in CCBX, CCDB, and additional staff for our ongoing banking growth initiatives.  The increase in salary expense included a sizable decrease in deferred loan costs of $787,000, primarily from the slow-down of originating PPP loans, which is recorded as a salary offset, for the quarter ended June 30, 2021, compared to the quarter ended March 31, 2021.  Other expenses increased $109,000 in the second quarter of 2021 compared to the prior quarter largely due to an $59,000 increase in software license, maintenance and subscription expenses, which is expected to increase as we invest more in automated processing and as we grow our product lines and CCBX and CCDB.  In addition, in the second quarter of 2021 compared to the quarter ended March 31, 2021, director and staff expenses increased $98,000 due to increased travel expense and general staff appreciation recognition as the economy opens back up.

The increased noninterest expenses for the quarter ended June 30, 2021 compared to the quarter ended June 30, 2020 were largely due to a $3.7 million increase in salary expenses related to hiring staff for CCBX, CCDB and additional staff for our ongoing banking growth initiatives.  The increase in salary expense for the quarter ended June 30, 2021 was also higher as a result of a $861,000 decrease in deferred loan costs recorded as salary offsets, primarily from the slow-down of originating PPP loans,  compared to the quarter ended June 30, 2020.  Other expenses increased $290,000 in the second quarter of 2021 compared to the quarter ended June 30, 2020, largely due to a $232,000 increase in software license, maintenance and subscription expenses.  In addition, in the second quarter of 2021 compared to the second quarter of 2020, legal and professional fees increased $152,000 and Federal Deposit Insurance Corporation (“FDIC”) assessments increased $151,000. The increase in legal and professional expenses is associated with CCBX division expenses and higher costs associated with legal and accounting work related to financial reporting.  The increase in FDIC assessments is largely the result of an increase in deposits combined with other factors that impact the FDIC assessment calculation compared to the quarter ended June 30, 2020.

The provision for income taxes was $2.3 million at June 30, 2021, a $717,000 increase compared to $1.6 million for the first quarter of 2021 and a $1.3 million increase compared to $967,000 for the second quarter of 2020, both as a result of increased taxable income.  Additionally, the Company is now subject to various state taxes that are being assessed as a result of CCBX activities expanding into other states, which has increased the overall rate used in calculating the provision for income taxes in the current and future periods. The Company uses a federal statutory tax rate of 21% as a basis for calculating provision for federal income taxes.

Financial Condition

Total assets decreased $22.2 million, or 1.1%, to $2.01 billion at June 30, 2021 compared to $2.03 billion at March 31, 2021.  The primary cause of the decrease was $108.6 million in decreased loans receivable, primarily due to forgiveness payments on PPP loans.  Partially offsetting the decrease in loans receivable is an increase in interest earning deposits with other banks of $63.9 million, a $14.6 million increase in cash due from banks and a $4.5 million increase in securities.  Total assets increased $328.2 million, or 19.5%, at June 30, 2021, compared to $1.68 billion at June 30, 2020.  This increase was largely the result of a $211.0 million increase in loans receivable, combined with a $103.8 million increase in interest earning deposits with other banks.

Total loans receivable decreased $108.6 million to $1.66 billion at June 30, 2021, from $1.77 billion at March 31, 2021, and increased $211.0 million from $1.45 billion at June 30, 2020.  The reduction in loans receivable over the quarter ended

March 31, 2021 was the result of $173.2 million in forgiveness, payoffs or principal paydowns on PPP loans, partially offset by $27.0 million in new PPP loans and growth of $35.7 million in non-PPP loans, consisting of CCBX loan growth of $412,000, and core banking loan growth, which excludes PPP loans and CCBX loans, of $35.2 million during the three months ended June 30, 2021.  CCBX loans totaled $103.5 million at June 30, 2021 compared to $103.1 million at March 31, 2021 and $12.2 million at June 30, 2020.  Total loans receivable as of June 30, 2021 is net of $16.7 million in net deferred origination fees, $12.4 million of which is attributed to PPP loans.  Deferred fees on PPP loans are earned over the life of the loan, for loans originated in 2020 are primarily two year loans with some being 5 year loans as of June 30, 2021 ,and all PPP loans originated in 2021 have five year maturities.  Although loans receivable decreased as of June 30, 2021 compared to March 31, 2021, unused commitments increased during the same period, with the unused commitments on capital call lines increasing $112.0 million to $286.8 million at June 30, 2021 compared to $174.8 million at March 31, 2021, which may translate to loan growth in future periods as the commitments are utilized.  The increase in loans receivable over the quarter ended June 30, 2020 includes growth of $254.9 million in non-PPP loans, partially offset by a $40.0 million decrease in PPP loans as of June 30, 2021.  Non-PPP loan growth consists of $129.4 million in commercial real estate loans, $88.2 million in commercial and industrial loans, $20.6 million in residential real estate loans, and $14.3 million in construction, land and land development loans.

The latest round of the PPP loans closed on May 31, 2021.  We have been accepting applications from customers for loan forgiveness on PPP loans originated in 2020 and 2021.  In the three months ended June 30, 2021, we received $173.2 million in forgiveness payments or principal paydowns.  We expect that the forgiveness of loans to be fairly active in 2021 and will slow in 2022 until the loans are forgiven or paid off through maturity.  Forgiveness of principal, early paydowns and payoffs on PPP loans will increase interest income earned in those periods from the recognition of deferred PPP loan fees.  Customers with two-year loans are also able to request that their PPP loan be extended to a five-year maturity, which we anticipate will be an option for customers not eligible for forgiveness.

The following table summarizes the loan portfolio at the periods indicated.

	As of
	June 30, 2021		March 31, 2021		June 30, 2020
(Dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total

Commercial and industrial loans:
PPP loans	$398,038	23.8%	$543,827	30.5%	$438,077	30.0%
All other commercial & industrial loans	201,680	11.9	202,447	11.2	113,473	7.8
Real estate loans:
Construction, land and land development loans	116,733	7.0	104,596	5.9	102,422	7.0
Residential real estate loans	143,574	8.7	136,417	7.7	122,949	8.4
Commercial real estate loans	807,711	48.2	793,633	44.5	678,335	46.5
Consumer and other loans	7,161	0.4	4,114	0.2	4,735	0.3
Gross loans receivable	1,674,897	100.0%	1,785,034	100.0%	1,459,991	100.0%
Net deferred origination fees - PPP loans	(12,363)		(14,279)		(10,639)
Net deferred origination fees - Other loans	(4,385)		(4,032)		(2,208)
Loans receivable	$1,658,149		$1,766,723		$1,447,144

Please see Appendix A for additional loan portfolio detail regarding industry concentrations.

Total deposits increased $130.0 million, or 7.8%, to $1.80 billion at June 30, 2021 from $1.67 billion at March 31, 2021.  The increase was due primarily to a $133.3 million increase in core deposits, which is the result of expanding and growing banking relationships with new customers, including deposit relationships from PPP loans made to noncustomers, who moved their banking relationship to the Bank.  The overall increase in deposits was achieved despite a decrease of $24.9 million in total deposits compared to March 31, 2021, due to the sale of our Freeland branch.    Additionally, deposits in our CCBX division increased $128.3 million, from $139.1 million at March 31, 2021, to $267.4 million at June 30, 2021.  The deposits from our CCBX division are predominately classified as noninterest bearing, or NOW and money market accounts, but a portion of such CCBX deposits may be classified as brokered deposits as a result of the relevant relationship agreement.  During the quarter ended June 30, 2021, noninterest bearing deposits increased $119.2 million, or 15.5%, to $887.9 million from $768.7 million at March 31, 2021.  Included in the increase in noninterest bearing deposits is an increase in CCBX division deposits of $121.8 million for the quarter ended June 30, 2021.  In the second quarter of 2021 compared to the quarter ended March 31, 2021, NOW and money market accounts increased $14.8 million, and savings accounts decreased $693,000.  BaaS-brokered deposits increased $1.8 million, or 7.0%, and time deposits decreased $5.1 million, or 9.2%.  Total deposits increased $495.3 million, or 37.9%, to $1.80 billion at June 30, 2021 compared to $1.31 billion at June 30, 2020.  Noninterest bearing deposits increased $324.1 million, or 57.5%, to $887.9 million at June 30, 2021 from $536.8 million at June 30, 2020.  NOW and money market accounts increased $166.6 million, or 28.9%, to $743.0 million at June 30, 2021, and savings accounts increased $21.2 million, or 29.4%, and BaaS-brokered deposits increased $859,000, or 3.2% while time deposits decreased $17.5 million, or 25.9%.  Efforts to retain and grow core deposits are evidenced by the high ratios in these categories when compared to total deposits.

The following table summarizes the deposit portfolio at the periods indicated.

	As of
	June 30, 2021		March 31, 2021		June 30, 2020
(Dollars in thousands, unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total

Demand, noninterest bearing	$887,896	49.3%	$768,690	46.0%	$563,794	43.2%
NOW and money market	743,014	41.2	728,243	43.6	576,376	44.1
Savings	93,224	5.2	93,917	5.6	72,045	5.5
Total core deposits	1,724,134	95.7	1,590,850	95.2	1,212,215	92.8
BaaS-brokered deposits	27,388	1.5	25,597	1.5	26,529	2.0
Time deposits less than $250,000	34,809	1.9	38,986	2.3	43,900	3.4
Time deposits $250,000 and over	15,347	0.9	16,282	1.0	23,783	1.8
Total deposits	$1,801,678	100.0%	$1,671,715	100.0%	$1,306,427	100.0%

To support and promote the effectiveness of the SBA PPP loan program, the Federal Reserve is supplying liquidity to participating financial institutions through non-recourse term financing secured by PPP loans to small businesses. The PPPLF extends low cost borrowings at a 0.35% interest rate, to eligible financial institutions that originate PPP loans, taking the loans as collateral at face value. Borrowings are required to be paid down as the pledged PPP loans are paid down.  As of June 30, 2021, all PPPLF borrowings were fully repaid with no outstanding PPPLF advances and pledged PPP loans, compared to $158.5 million at March 31, 2021.  The PPPLF program will close for new borrowings as of July 30, 2021.

The Federal Home Loan Bank (“FHLB”) allows us to borrow against our line of credit, which is collateralized by certain loans. As of June 30, 2021, we borrowed a total of $25.0 million in FHLB term advances.  This includes a $10.0 million advance that matures in March of 2023 and $15.0 million advance that matures in March 2025.  These advances provide an alternative and stable source of funding for loan demand.  Although there are no immediate plans to borrow additional funds, additional FHLB borrowing capacity of $89.2 million was available under this arrangement as of June 30, 2021.

Total shareholders’ equity increased $7.4 million since March 31, 2021.  The increase in shareholders’ equity was primarily due to $7.0 million in net earnings for the three months ended June 30, 2021.

Capital Ratios

The Company and the Bank remain well capitalized at June 30, 2021, as summarized in the following table.

Capital Ratios:	Coastal Community Bank	Coastal Financial Corporation	Financial Institution Basel III Regulatory Guidelines
(unaudited)
Tier 1 leverage capital	8.21%	8.00%	5.00%
Adjusted Tier 1 leverage capital ratio, excluding PPP loans (1)	10.32%	10.06%	5.00%
Common Equity Tier 1 risk-based capital	11.45%	10.92%	6.50%
Tier 1 risk-based capital	11.45%	11.16%	8.00%
Total risk-based capital	12.70%	13.12%	10.00%
(1) A reconciliation of the non-GAAP measure is set forth at the end of this earnings release.

Asset Quality

The allowance for loan losses was $20.0 million and 1.20% of loans receivable at June 30, 2021 compared to $19.6 million and 1.11% at March 31, 2021 and $14.8 million and 1.03% at June 30, 2020.  At June 30, 2021, there was $398.0 million in PPP loans, which are 100% guaranteed by the SBA.  Excluding PPP loans, the allowance for loan losses to loans receivable* would be 1.57% for the quarter ended June 30, 2021.  Provision for loan losses totaled $361,000 for the three months ended June 30, 2021, $357,000 for the three months ended March 31, 2021, and $1.9 million for the three months ended June 30, 2020. Net charge-offs totaled $5,000 for the quarter ended June 30, 2021, compared to $9,000 for the quarter ended March 31, 2021 and $8,000 for the quarter ended June 30, 2020.

The Company’s provision for loan losses during the quarter ended June 30, 2021, is related to an increase in non-PPP loan growth. The factors used in management’s analysis of the provision for loan losses indicated that a provision of $361,000 and $357,000 was needed for the quarters ended June 30, 2021 and March 31, 2021, respectively.  The expected loan losses did not materialize as originally anticipated in 2020, as evidenced by the low level of charge-offs and nonperforming loans.  The economic environment is continuously changing and has shown signs of improvement, with the United States implementing a $1.9 trillion stimulus package, ongoing vaccination of its population and increased re-opening of economic activities.  The Company is not required to implement the provisions of the Current Expected Credit Loss accounting standard until January 1, 2023 and continues to account for the allowance for credit losses under the incurred loss model.

At June 30, 2021, our nonperforming assets were $648,000, or 0.03% of total assets, compared to $661,000, or 0.03%, of total assets at March 31, 2021, and $4.4 million, or 0.26%, of total assets at June 30, 2020.  Nonperforming assets decreased $13,000 during the quarter ended June 30, 2021, compared to the quarter ended March 31, 2021.  There were no repossessed assets or other real estate owned at June 30, 2021.  Our nonperforming loans to loans receivable ratio was 0.04% at June 30, 2021 and March 31, 2021, compared to 0.31% at June 30, 2020.

* A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.

For the quarter ended June 30, 2021, we have not seen a significant change in our credit quality metrics, as demonstrated by the low level of charge-offs and nonperforming loans.  The long-term economic impact of the COVID-19 pandemic, political gridlock, and trade issues is unknown; however, the Company remains diligent in its efforts to communicate and proactively work with borrowers to help mitigate potential credit deterioration.

Pursuant to federal guidance, the Company deferred and/or modified payments on loans to assist customers financially during the COVID-19 pandemic and economic shutdown.  A total of $246.4 million in loans were deferred and/or modified under this guidance.  For the quarter ended June 30, 2021, two loans, or $11.7 million remained on deferred and/or modified status.  The purpose of this program is to provide cash flow relief for small business customers as they navigate through the uncertainties of the COVID-19 pandemic.  The Company’s deferral program has been successful as evidenced by customers’ ability to migrate from deferral to active status and resume making payments as planned.

The table below illustrates the status of all loans that were deferred and/or modified under this guidance since the guidelines were issued:

	COVID-19 Deferral Status
	As of June 30, 2021
	Amount	Number of loans
	(Dollars in thousands; unaudited)
Currently deferred	$11,738	2
Closed - paid off	18,618	44
Successfully resumed payments	216,036	204
Total	$246,392	250

The following table details the Company’s nonperforming assets for the periods indicated.

	June 30,	March 31,	June 30,
(Dollars in thousands, unaudited)	2021	2021	2020

Nonaccrual loans:
Commercial and industrial loans	$482	$488	$689
Real estate:
Construction, land and land development	-	-	3,270
Residential real estate	166	173	63
Commercial real estate	-	-	413
Total nonaccrual loans	648	661	4,435

Accruing loans past due 90 days or more:
Total accruing loans past due 90 days or more	-	-	-
Total nonperforming loans	648	661	4,435
Other real estate owned	-	-	-
Repossessed assets	-	-	-
Total nonperforming assets	$648	$661	$4,435
Troubled debt restructurings, accruing	-	-	-
Total nonperforming loans to loans receivable	0.04%	0.04%	0.31%
Total nonperforming assets to total assets	0.03%	0.03%	0.26%

About Coastal Financial

Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), is an Everett, Washington based bank holding company whose wholly owned subsidiaries are Coastal Community Bank (“Bank”) and Arlington Olympic LLC.  The $2.0 billion community bank that the Bank operates provides service through 14 branches in Snohomish, Island, and King Counties, the Internet and its mobile banking application.  The Bank provides banking as a service to broker dealers and digital financial service providers through its CCBX Division.  Late in 2021 or early 2022, the Bank expects to open deposit accounts to consumers over the internet in CCDB, its digital bank division in collaboration with Google.  To learn more about Coastal visit www.coastalbank.com.

Contact

Eric Sprink, President & Chief Executive Officer, (425) 357-3659

Joel Edwards, Executive Vice President & Chief Financial Officer, (425) 357-3687

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of or reference to forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the most recent period filed, our Quarterly Report on Form 10-Q for the most recent quarter, and in any of our subsequent filings with the Securities and Exchange Commission.

If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands; unaudited)

ASSETS
	June 30,	March 31,	June 30,
	2021	2021	2020
Cash and due from banks	$31,473	$16,842	$26,510
Interest earning deposits with other banks	251,416	187,472	147,666
Investment securities, available for sale, at fair value	25,341	20,378	20,448
Investment securities, held to maturity, at amortized cost	2,101	2,515	3,870
Other investments	6,839	6,829	5,951
Loans receivable	1,658,149	1,766,723	1,447,144
Allowance for loan losses	(19,966)	(19,610)	(14,847)
Total loans receivable, net	1,638,183	1,747,113	1,432,297
Premises and equipment, net	17,207	17,194	16,668
Operating lease right-of-use assets	6,637	6,900	7,635
Accrued interest receivable	8,108	8,597	5,944
Bank-owned life insurance, net	12,056	7,133	6,981
Deferred tax asset, net	3,808	3,802	2,721
Other assets	3,969	4,584	2,265
Total assets	$2,007,138	$2,029,359	$1,678,956

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$1,801,678	$1,671,715	$1,306,427
Federal Home Loan Bank advances	24,999	24,999	24,999
Paycheck Protection Program Liquidity Facility	-	158,519	190,156
Subordinated debt, net	10,000	9,996	9,986
Junior subordinated debentures, net	3,585	3,585	3,584
Deferred compensation	803	833	919
Accrued interest payable	179	538	312
Operating lease liabilities	6,845	7,105	7,831
Other liabilities	4,949	5,330	3,765
Total liabilities	1,853,038	1,882,620	1,547,979

SHAREHOLDERS’ EQUITY
Common stock	88,699	88,329	87,309
Retained earnings	65,399	58,386	43,617
Accumulated other comprehensive income, net of tax	2	24	51
Total shareholders’ equity	154,100	146,739	130,977
Total liabilities and shareholders’ equity	$2,007,138	$2,029,359	$1,678,956

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2021	2021	2020
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$19,365	$18,230	$15,154
Interest on interest earning deposits with other banks	74	70	130
Interest on investment securities	24	28	53
Dividends on other investments	108	30	89
Total interest and dividend income	19,571	18,358	15,426
INTEREST EXPENSE
Interest on deposits	628	660	1,096
Interest on borrowed funds	331	383	337
Total interest expense	959	1,043	1,433
Net interest income	18,612	17,315	13,993
PROVISION FOR LOAN LOSSES	361	357	1,930
Net interest income after provision for loan losses	18,251	16,958	12,063
NONINTEREST INCOME
Deposit service charges and fees	949	863	677
BaaS fees	1,424	948	475
Loan referral fees	806	597	70
Mortgage broker fees	253	262	152
Sublease and lease income	31	32	31
Gain on sales of loans, net	31	130	-
Gain on sale of branch	1,263	-	-
Other income	25	152	115
Total noninterest income	4,782	2,984	1,520
NONINTEREST EXPENSE
Salaries and employee benefits	8,913	7,686	5,215
Occupancy	990	1,058	933
Data processing	734	697	621
Director and staff expenses	318	220	187
Excise taxes	388	359	262
Marketing	132	82	116
Legal and professional fees	626	760	474
Federal Deposit Insurance Corporation assessments	225	195	74
Business development	100	99	48
Other expense	1,305	1,196	1,015
Total noninterest expense	13,731	12,352	8,945
Income before provision for income taxes	9,302	7,590	4,638
PROVISION FOR INCOME TAXES	2,289	1,572	967
NET INCOME	$7,013	$6,018	$3,671

Basic earnings per common share	$0.59	$0.50	$0.31
Diluted earnings per common share	$0.56	$0.49	$0.30
Weighted average number of common shares outstanding:
Basic	11,984,927	11,960,772	11,917,394
Diluted	12,459,467	12,393,493	12,190,284

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts; unaudited)

	Six Months Ended
	June 30,	June 30,
	2021	2020
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$37,595	$27,781
Interest on interest earning deposits with other banks	144	488
Interest on investment securities	52	172
Dividends on other investments	138	105
Total interest and dividend income	37,929	28,546
INTEREST EXPENSE
Interest on deposits	1,288	2,650
Interest on borrowed funds	714	539
Total interest expense	2,002	3,189
Net interest income	35,927	25,357
PROVISION FOR LOAN LOSSES	718	3,508
Net interest income after provision for loan losses	35,209	21,849
NONINTEREST INCOME
Deposit service charges and fees	1,812	1,400
BaaS fees	2,372	1,054
Loan referral fees	1,403	1,123
Mortgage broker fees	515	314
Sublease and lease income	63	61
Gain on sales of loans, net	161	-
Gain on sale of branch	1,263	-
Other	177	239
Total noninterest income	7,766	4,191
NONINTEREST EXPENSE
Salaries and employee benefits	16,599	10,898
Occupancy	2,048	1,860
Data processing	1,431	1,172
Director and staff expenses	538	457
Excise taxes	747	465
Marketing	214	228
Legal and professional fees	1,386	797
Federal Deposit Insurance Corporation assessments	420	144
Business development	199	173
Other	2,501	1,770
Total noninterest expense	26,083	17,964
Income before provision for income taxes	16,892	8,076
PROVISION FOR INCOME TAXES	3,861	1,681
NET INCOME	$13,031	$6,395

Basic earnings per common share	$1.09	$0.54
Diluted earnings per common share	$1.05	$0.52
Weighted average number of common shares outstanding:
Basic	11,972,916	11,913,321
Diluted	12,423,659	12,185,154

COASTAL FINANCIAL CORPORATION

AVERAGE BALANCES, YIELDS, AND RATES – QUARTERLY

(Dollars in thousands; unaudited)

	For the Three Months Ended
	June 30, 2021			March 31, 2021			June 30, 2020
	Average	Interest &	Yield /	Average	Interest &	Yield /	Average	Interest &	Yield /
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets
Interest earning assets:
Interest earning deposits	$235,187	$74	0.13%	$195,308	$70	0.15%	$127,721	$130	0.41%
Investment securities (1)	25,000	24	0.39	24,185	28	0.47	21,835	53	0.98
Other investments	6,835	108	6.34	6,080	30	2.00	5,841	89	6.13
Loans receivable (2)	1,750,825	19,365	4.44	1,640,108	18,230	4.51	1,334,991	15,154	4.57
Total interest earning assets	2,017,847	19,571	3.89	1,865,681	18,358	3.99	1,490,388	15,426	4.16
Noninterest earning assets:
Allowance for loan losses	(19,733)			(19,391)			(13,555)
Other noninterest earning assets	76,727			65,912			61,713
Total assets	$2,074,841			$1,912,202			$1,538,546

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$901,120	$628	0.28%	$856,111	$660	0.31%	$708,724	$1,096	0.62%
Subordinated debt, net	9,998	146	5.86	9,994	145	5.88	9,984	147	5.92
Junior subordinated debentures, net	3,585	21	2.35	3,585	21	2.38	3,583	26	2.92
PPPLF borrowings	107,047	94	0.35	170,376	147	0.35	107,443	94	0.35
FHLB advances and other borrowings	24,999	70	1.12	24,999	70	1.14	24,999	70	1.13
Total interest bearing liabilities	1,046,749	959	0.37	1,065,065	1,043	0.40	854,733	1,433	0.67
Noninterest bearing deposits	863,962			690,465			541,448
Other liabilities	12,887			11,778			12,498
Total shareholders' equity	151,243			144,894			129,867
Total liabilities and
shareholders' equity	$2,074,841			$1,912,202			$1,538,546
Net interest income		$18,612			$17,315			$13,993
Interest rate spread			3.52%			3.59%			3.49%
Net interest margin (3)			3.70%			3.76%			3.78%

(1) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(2) Includes nonaccrual loans.
(3) Net interest margin represents net interest income divided by the average total interest earning assets.
(4) Yields and costs are annualized.

COASTAL FINANCIAL CORPORATION

AVERAGE BALANCES, YIELDS, AND RATES – YEAR-TO-DATE

(Dollars in thousands; unaudited)

	For the Six Months Ended
	June 30, 2021			June 30, 2020
	Average	Interest &	Yield /	Average	Interest &	Yield /
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets
Interest earning assets:
Interest earning deposits	$215,358	$144	0.13%	$115,547	$488	0.85%
Investment securities (1)	24,595	52	0.43	24,438	172	1.42
Other Investments	6,460	138	4.31	5,174	105	4.08
Loans receivable (2)	1,695,772	37,595	4.47	1,150,797	27,781	4.85
Total interest earning assets	$1,942,185	$37,929	3.94	$1,295,956	$28,546	4.43
Noninterest earning assets:
Allowance for loan losses	(19,563)			(12,610)
Other noninterest earning assets	71,349			56,654
Total assets	$1,993,971			$1,340,000

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$878,740	$1,288	0.30%	$668,381	$2,650	0.80%
Subordinated debt, net	9,996	291	5.87	9,982	293	5.90
Junior subordinated debentures, net	3,585	42	2.36	3,583	61	3.42
PPPLF borrowings	138,536	240	0.35	53,722	94	0.35
FHLB advances and other borrowings	24,999	141	1.14	16,425	91	1.11
Total interest bearing liabilities	$1,055,856	$2,002	0.38	$752,093	$3,189	0.85
Noninterest bearing deposits	777,693			447,189
Other liabilities	12,336			12,520
Total shareholders' equity	148,086			128,198
Total liabilities and
shareholders' equity	$1,993,971			$1,340,000
Net interest income		$35,927			$25,357
Interest rate spread			3.56%			3.58%
Net interest margin (3)			3.73%			3.93%

(1) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(2) Includes nonaccrual loans.
(3) Net interest margin represents net interest income divided by the average total interest earning assets.
(4) Yields and costs are annualized.

COASTAL FINANCIAL CORPORATION

QUARTERLY STATISTICS

(Dollars in thousands, except share and per share data; unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
Income Statement Data:
Interest and dividend income	$19,571	$18,358	$18,098	$16,394	$15,426
Interest expense	959	1,043	1,165	1,298	1,433
Net interest income	18,612	17,315	16,933	15,096	13,993
Provision for loan losses	361	357	2,600	2,200	1,930
Net interest income after
provision for loan losses	18,251	16,958	14,333	12,896	12,063
Noninterest income	4,782	2,984	2,049	1,942	1,520
Noninterest expense	13,731	12,352	10,489	9,666	8,945
Net income - pre-tax, pre-provision (1)	9,663	7,947	8,493	7,372	6,568
Provision for income tax	2,289	1,572	1,232	1,082	967
Net income	7,013	6,018	4,661	4,090	3,671

	As of and for the Three Month Period
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
Balance Sheet Data:
Cash and cash equivalents	$282,889	$204,314	$163,117	$182,170	$174,176
Investment securities	27,442	22,893	23,247	23,782	24,318
Loans receivable	1,658,149	1,766,723	1,547,138	1,509,389	1,447,144
Allowance for loan losses	(19,966)	(19,610)	(19,262)	(17,046)	(14,847)
Total assets	2,007,138	2,029,359	1,766,122	1,749,619	1,678,956
Interest bearing deposits	913,782	903,025	829,046	789,347	742,633
Noninterest bearing deposits	887,896	768,690	592,261	570,664	563,794
Core deposits (2)	1,724,134	1,590,850	1,328,195	1,270,249	1,212,215
Total deposits	1,801,678	1,671,715	1,421,307	1,360,011	1,306,427
Total borrowings	38,584	197,099	192,292	241,167	228,725
Total shareholders’ equity	154,100	146,739	140,217	135,232	130,977

Share and Per Share Data (3):
Earnings per share – basic	$0.59	$0.50	$0.39	$0.34	$0.31
Earnings per share – diluted	$0.56	$0.49	$0.38	$0.34	$0.30
Dividends per share	-	-	-	-	-
Book value per share (4)	$12.83	$12.24	$11.73	$11.34	$10.98
Tangible book value per share (5)	$12.83	$12.24	$11.73	$11.34	$10.98
Weighted avg outstanding shares – basic	11,984,927	11,960,772	11,936,289	11,919,850	11,917,394
Weighted avg outstanding shares – diluted	12,459,467	12,393,493	12,280,191	12,181,272	12,190,284
Shares outstanding at end of period	12,007,669	11,988,636	11,954,327	11,930,243	11,926,263
Stock options outstanding at end of period	714,620	728,492	749,397	769,607	774,587

See footnotes on following page

	As of and for the Three Month Period
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
Credit Quality Data:
Nonperforming assets to total assets	0.03%	0.03%	0.04%	0.26%	0.26%
Nonperforming assets to loans receivable and OREO	0.04%	0.04%	0.05%	0.30%	0.31%
Nonperforming loans to total loans receivable	0.04%	0.04%	0.05%	0.30%	0.31%
Allowance for loan losses to nonperforming loans	3081.2%	2966.7%	2705.3%	380.7%	334.8%
Allowance for loan losses to total loans receivable	1.20%	1.11%	1.25%	1.13%	1.03%
Allowance for loan losses to loans receivable, as adjusted (1)	1.57%	1.59%	1.62%	1.60%	1.46%
Gross charge-offs	$12	$18	$386	$2	$13
Gross recoveries	$7	$9	$2	$1	$5
Net charge-offs to average loans (6)	0.00%	0.00%	0.10%	0.00%	0.00%

Capital Ratios (7):
Tier 1 leverage capital	8.00%	8.62%	9.05%	9.20%	9.38%
Common equity Tier 1 risk-based capital	10.92%	10.89%	11.27%	12.14%	12.34%
Tier 1 risk-based capital	11.16%	11.15%	11.55%	12.45%	12.67%
Total risk-based capital	13.12%	13.15%	13.61%	14.61%	14.88%

(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
(2) Core deposits are defined as all deposits excluding brokered and all time deposits.
(3) Share and per share amounts are based on total common shares outstanding.
(4) We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.

(5) Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’

     equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.

(6) Annualized calculations.
(7) Capital ratios are for the Company, Coastal Financial Corporation.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

The following non-GAAP measures are presented to illustrate the impact of provision for loan losses and provision for income taxes on net income and return on average assets.

Pre-tax, pre-provision net income is a non-GAAP measure that excludes the impact of provision for loan losses and provision for income taxes from net income.  The most directly comparable GAAP measure is net income.

Pre-tax, pre-provision return on average assets is a non-GAAP measure that excludes the impact of provision for loan losses and provision for income taxes from return on average assets.  The most directly comparable GAAP measure is return on average assets.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended					As of and for the Six Months Ended
(Dollars in thousands, unaudited)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	June 30, 2021	June 30, 2020
Pre-tax, pre-provision net income and pre-tax, pre-provision return on average assets:
Total average assets	$2,074,841	$1,912,202	$1,774,723	$1,704,874	$1,538,546	$1,993,971	$1,340,000
Total net income	7,013	6,018	4,661	4,090	3,671	13,031	6,395
Plus: provision for loan losses	361	357	2,600	2,200	1,930	718	3,508
Plus: provision for income taxes	2,289	1,572	1,232	1,082	967	3,861	1,681
Pre-tax, pre-provision net income	$9,663	$7,947	$8,493	$7,372	$6,568	$17,610	$11,584
Return on average assets	1.36%	1.28%	1.04%	0.95%	0.96%	1.31%	0.96%
Pre-tax, pre-provision return on average assets:	1.87%	1.69%	1.90%	1.72%	1.72%	1.78%	1.74%

The following non-GAAP measure is presented to illustrate the impact of loan fees on contractual loan yield.

Yield on loans receivable, excluding earned fees is a non-GAAP measure that excludes the impact of earned loan fees on the contractual interest rate yield. The most directly comparable GAAP measure is yield on loans.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended					As of and for the Six Months Ended
(Dollars in thousands, unaudited)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	June 30, 2021	June 30, 2020
Yield on loans receivable, excluding earned fees :
Total average loans receivable	$1,750,825	$1,640,108	$1,533,533	$1,493,024	$1,334,991	$1,695,772	$1,150,797
Interest and earned fee income on loans	19,365	18,230	17,885	16,244	15,154	37,595	27,781
Less: earned fee income on all loans	(4,274)	(3,974)	(3,765)	(2,692)	(2,182)	(8,248)	(2,610)
Adjusted interest income on loans	$15,091	$14,256	$14,120	$13,552	$12,972	$29,347	$25,171
Yield on loans receivable	4.44%	4.51%	4.64%	4.33%	4.57%	4.47%	4.85%
Yield on loans receivable, excluding earned fees:	3.46%	3.53%	3.66%	3.61%	3.91%	3.49%	4.40%
Yield on loans receivable, excluding earned fees and interest on PPP loans (1):	4.42%	4.52%	4.65%	4.69%	4.84%	4.47%	4.96%
(1) Non-GAAP measure - see next table of "Non-GAAP Financial Measures" for more information.

The following non-GAAP financial measures are presented to illustrate and identify the impact of PPP loans on loans receivable related measures.  By removing these items and showing what the results would have been without them, we are providing investors with the information to better compare results with periods that did not have these items.  These measures include the following:

Adjusted allowance for loan losses to loans receivable is a non-GAAP measure that excludes the impact of PPP loans on balance sheet. The most directly comparable GAAP measure is allowance for loan losses to loans receivable.

Yield on loans receivable, excluding PPP loans is a non-GAAP measure that excludes the impact of PPP loans on balance sheet and income statement. The most directly comparable GAAP measure is yield on loans.

Yield on loans receivable, excluding earned fees and interest on PPP loans is a non-GAAP measure that excludes the impact of PPP loans on the balance sheet and income statement. The most directly comparable GAAP measure is yield on loans.

Adjusted Tier 1 leverage capital ratio, excluding PPP loans is a non-GAAP measure that excludes the impact of PPP loans on balance sheet. The most directly comparable GAAP measure is Tier 1 leverage capital ratio.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the			As of and for the
	Three Months Ended			Six Months Ended
(Dollars in thousands, unaudited)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Adjusted allowance for loan losses to loans receivable, excluding PPP loans:
Total loans, net of deferred fees	$1,658,149	$1,766,723	$1,447,144	$1,658,149	$1,447,144
Less: PPP loans	(398,038)	(543,827)	(438,077)	(398,038)	(438,077)
Less: net deferred fees on PPP loans	12,363	14,279	10,639	12,363	10,639
Adjusted loans, net of deferred fees	$1,272,474	$1,237,175	$1,019,707	$1,272,474	$1,019,707
Allowance for loan losses	$(19,966)	$(19,610)	$(14,847)	$(19,966)	$(14,847)
Allowance for loan losses to loans receivable	1.20%	1.11%	1.03%	1.20%	1.03%
Adjusted allowance for loan losses to loans receivable, excluding PPP loans	1.57%	1.59%	1.46%	1.57%	1.46%
Yield on loans receivable, excluding PPP loans:
Total average loans receivable	$1,750,825	$1,640,108	$1,334,991	$1,695,772	$1,150,797
Less: average PPP loans	(509,265)	(475,941)	(335,200)	(492,695)	(167,600)
Plus: average deferred fees on PPP loans	14,213	10,788	8,700	12,510	4,350
Adjusted total average loans receivable	$1,255,773	$1,174,955	$1,008,491	$1,215,587	$987,547
Interest income on loans	$19,365	$18,230	$15,154	$37,595	$27,781
Less: interest and deferred fee income recognized on PPP loans	(4,821)	(4,378)	(2,759)	(9,199)	(2,759)
Adjusted interest income on loans	$14,544	$13,852	$12,395	$28,396	$25,022
Yield on loans receivable	4.44%	4.51%	4.57%	4.47%	4.85%
Yield on loans receivable, excluding PPP loans:	4.65%	4.78%	4.94%	4.71%	5.10%
Yield on loans receivable, excluding earned fees and interest on PPP loans:
Total average loans receivable	$1,750,825	$1,640,108	$1,334,991	$1,695,772	$1,150,797
Less: average PPP loans	(509,265)	(475,941)	(335,200)	(492,695)	(167,600)
Plus: average deferred fees on PPP loans	$14,213	$10,788	$8,700	$12,510	$4,350
Adjusted total average loans receivable	$1,255,773	$1,174,955	$1,008,491	$1,215,587	$987,547
Interest and earned fee income on loans	$19,365	$18,230	$15,154	$37,595	$27,781
Less: earned fee income on all loans	$(4,274)	$(3,974)	$(2,182)	$(8,248)	$(2,610)
Less: interest income on PPP loans	(1,257)	(1,169)	(837)	(2,426)	(837)
Adjusted interest income on loans	$13,834	$13,086	$12,135	$26,921	$24,334
Yield on loans receivable	4.44%	4.51%	4.57%	4.47%	4.85%
Yield on loans receivable, excluding earned fees (1):	3.46%	3.53%	3.91%	3.49%	4.40%
Yield on loans receivable, excluding earned fees and interest on PPP loans:	4.42%	4.52%	4.84%	4.47%	4.96%
(1) Non-GAAP measure - see previous table of "Non-GAAP Financial Measures" for more information.

(Dollars in thousands, unaudited)	As of June 30, 2021	As of March 31, 2021
Adjusted Tier 1 leverage capital ratio, excluding PPP loans:
Company:
Tier 1 capital	$157,450	$150,055
Average assets for the leverage capital ratio	$1,967,646	$1,741,666
Less: Average PPP loans	(509,265)	(475,941)
Plus: Average PPPLF borrowings	107,047	170,376
Adjusted average assets for the leverage capital ratio	$1,565,428	$1,436,101
Tier 1 leverage capital ratio	8.00%	8.62%
Adjusted Tier 1 leverage capital ratio, excluding PPP loans	10.06%	10.45%
Bank:
Tier 1 capital	$161,368	$153,844
Average assets for the leverage capital ratio	$1,966,528	$1,740,660
Less: Average PPP loans	(509,265)	(475,941)
Plus: Average PPPLF borrowings	107,047	170,376
Adjusted average assets for the leverage capital ratio	$1,564,310	$1,435,095
Tier 1 leverage capital ratio	8.21%	8.84%
Adjusted Tier 1 leverage capital ratio, excluding PPP loans	10.32%	10.72%

APPENDIX A -

As of June 30, 2021

Industry Concentration

We have a diversified loan portfolio, representing a wide variety of industries. Three of our largest categories of our loans are commercial real estate, commercial and industrial, and construction, land and land development loans.  Together they represent $1.13 billion in outstanding loan balances, or 88.2% of total gross loans outstanding, excluding PPP loans of $398.0 million.  When combined with $544.1 million in unused commitments the total of these three categories is $1.62 billion, or 88.8% of total outstanding loans and loan commitments.

Commercial real estate loans represent the largest segment of our loans, comprising 63.3% of our total balance of outstanding loans, excluding PPP loans, as of June 30, 2021.  Unused commitments to extend credit represents an additional $18.2 million, the combined total exposure in commercial real estate loans represents $825.9 million, or 45.4% of our total outstanding loans and loan commitments, excluding PPP loans.

The following table summarizes our exposure by industry for our commercial real estate portfolio as of June 30, 2021:

(Dollars in thousands, unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Apartments	$124,057	$2,466	$126,523	6.9%	$1,676	74
Hotel/Motel	111,831	228	112,059	6.2	4,301	26
Office	91,200	3,218	94,418	5.2	970	94
Retail	83,957	2,630	86,587	4.8	1,012	83
Warehouse	74,164	1,480	75,644	4.2	1,514	49
Convenience Store	73,584	1,093	74,677	4.1	1,795	41
Mixed use	69,092	1,717	70,809	3.9	823	84
Mini Storage	44,085	174	44,259	2.4	2,755	16
Manufacturing	38,165	600	38,765	2.1	1,123	34
Groups < 2.0% of total	97,576	4,577	102,153	5.6	1,267	77
Total	$807,711	$18,183	$825,894	45.4%	$1,397	578

Commercial and industrial loans comprise 15.8% of our total balance of outstanding loans, excluding PPP loans, as of June 30, 2021.  Unused commitments to extend credit represents an additional $347.1 million, the combined total exposure in commercial and industrial loans represents $548.8 million, or 30.1% of our total outstanding loans and loan commitments, excluding PPP loans.

The following table summarizes our exposure by industry, excluding PPP loans, for our commercial and industrial loan portfolio as of June 30, 2021:

(Dollars in thousands, unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Capital Call Lines	$98,905	$286,775	$385,680	21.2%	$1,124	88
Construction/Contractor Services	13,930	25,222	39,152	2.2	92	152
Financial Institutions	20,150	-	20,150	1.1	3,358	6
Manufacturing	10,939	6,699	17,638	1.0	185	59
Medical / Dental / Other Care	10,386	4,153	14,539	0.8	185	56
Retail	7,793	4,710	12,503	0.7	312	25
Groups < 0.70% of total	39,577	19,549	59,126	3.2	141	281
Total	$201,680	$347,108	$548,788	30.1%	$302	667

Construction, land and land development loans comprise 9.1% of our total balance of outstanding loans, excluding PPP loans, as of June 30, 2021.  Unused commitments to extend credit represents an additional $125.8 million, the combined total exposure in construction, land and land development loans represents $242.6 million, or 13.3% of our total outstanding loans and loan commitments, excluding PPP loans.

The following table details our exposure for our construction, land and land development portfolio as of June 30, 2021:

(Dollars in thousands, unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Commercial construction	$65,895	$106,626	$172,521	9.5%	$2,126	31
Residential construction	17,685	15,640	33,325	1.8	680	26
Land development	13,626	1,963	15,589	0.9	852	16
Developed land loans	14,221	1,598	15,819	0.9	474	30
Undeveloped land loans	5,306	-	5,306	0.3	379	14
Total	$116,733	$125,827	$242,560	13.3%	$998	117